Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262319

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus dated June 7, 2022)

Up to 124,749,204 Shares of Common Stock
Up to 8,566,666 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 233,333 Warrants to Purchase Common Stock

This prospectus supplement if being filed solely to update and supplement the prospectus, dated June 7, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262319), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 17, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 8,566,666 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of up to (i) 233,333 shares of Common Stock issuable upon the exercise of 700,000 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Athena Technology Acquisition Corp. (“Athena”) by the holders thereof and (ii) 8,333,333 shares of Common Stock issuable upon the exercise of 8,333,333 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of Athena by the holders thereof. We will receive the proceeds from the exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 124,749,204 shares of Common Stock (including up to 16,500,000 shares of common stock issued pursuant to subscription agreements entered into on July 6, 2021 and up to 233,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants) and (ii) up to 233,333 whole Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders, for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities associated with the sale of securities pursuant to this prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Public Warrants are listed on The New York Stock Exchange (“NYSE”) under the symbols “HLGN” and “HLGNW,” respectively. On August 17, 2022, the closing price of our Common Stock was $2.58 and the closing price for our Public Warrants was $0.37.

You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 18, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2022

Heliogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40209	85-4204953
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 West Union Street

Pasadena, California 91103

(Address of Principal Executive Offices)

Registrant’s telephone number including area code:  (626) 720-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HLGN	New York Stock Exchange
Warrants, each whole warrant exercisable for shares of Common stock at an exercise price of $11.50 per share	HLGN.W	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2022, David Crane, a member of the Board of Directors (the “Board”) of Heliogen, Inc. (the “Company”), informed the Company of his decision to resign from the Board, including from the audit committee and the compensation committee of the Board, effective on September 5, 2022. Mr. Crane’s decision to resign from the Board was not the result of any disagreement relating to the Company’s operations, policies, or practices.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heliogen, Inc.

/s/ Christiana Obiaya
Christiana Obiaya
Dated: August 17, 2022	Chief Financial Officer

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